EXHIBIT 5.1
[DEBEVOISE & PLIMPTON LLP LETTERHEAD]
July 7, 2009
American Airlines, Inc.
4333 Amon Carter Boulevard
Fort Worth, Texas 76155
American Airlines, Inc.
Pass Through Certificates, Series 2009-1A
Ladies and Gentlemen:
     We have acted as special counsel to AMR Corporation, a Delaware corporation, and American Airlines, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration Nos. 333-136563 and 333-136563-01)(the “Registration Statement”) and in connection with the issuance and sale by the Company today of $520,110,000 face amount of Pass Through Certificates, Series 2009-1A (the “Class A Certificates”) to Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement, dated June 29, 2009 (the “Underwriting Agreement”), among the Company and the Underwriters. The Class A Certificates will be issued under the Pass Through Trust Agreement, dated as of March 21, 2002 (the “Basic Agreement”), between the Company and U.S. Bank Trust National Association (as successor to State Street Bank and Trust Company of Connecticut, National Association), as Pass Through Trustee (the “Class A Trustee”) for the trust relating to the Class A Certificates (the “Class A Trust”), as supplemented by the Trust Supplement 2009-1A, dated as of July 7, 2009 (the “Class A Trust Supplement”), to the Basic Agreement between the Company and the Class A Trustee (the Basic Agreement, together with such Class A Trust Supplement, the “Trust Agreement”). As used herein, the following terms have the following meanings: the term “Prospectus Supplement” means the prospectus supplement, dated June 29, 2009, relating to the Class A Certificates, in the form filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “1933 Act”), including the documents incorporated by reference therein. The term “Prospectus” means the base prospectus included in the Registration Statement, as supplemented by, and together with, the Prospectus Supplement, in the forms filed with the SEC pursuant to Rule 424(b) under the 1933 Act, including the documents incorporated by reference therein.

American Airlines, Inc.	2	July 7, 2009
     In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and the representations and warranties contained in or made pursuant to the Trust Agreement, the Underwriting Agreement and any other applicable documents and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents. We have further assumed that the Class A Certificates have been issued, delivered and paid for in accordance with the terms of the Underwriting Agreement.
     Based on and subject to the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Class A Certificates being issued today constitute the valid and binding obligation of the Class A Trustee, enforceable against the Class A Trustee in accordance with their terms, and the holders of the Class A Certificates are entitled to the benefits of the Trust Agreement.
     Our opinion set forth above is subject to the effects of: (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws and other similar laws relating to or affecting creditors’ or secured parties’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding at law or in equity), (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality and (iv) limitations on the validity or enforceability of indemnification, contribution or exculpation under applicable law (including court decisions) or public policy. Without limiting the foregoing, we express no opinion as to the validity, binding effect or enforceability of any provision of the Class A Certificates or the Trust Agreement that purports to (i) waive, release or vary any defense, right or privilege of, or any duties owing to, any party to the extent that such waiver, release or variation may be limited by Section 1-102(3) of the Uniform Commercial Code (as in effect in any applicable jurisdiction) or other provisions of applicable law, (ii) constitute a waiver of inconvenient forum or improper venue, (iii) relate to the subject matter jurisdiction of a court to adjudicate any controversy or (iv) provide that any prohibited or unenforceable provision thereof may be severed without invalidating the remaining provisions thereof. In addition, the enforceability of any provision in the Class A Certificates or the Trust Agreement to the effect that (x) the terms thereof may not be waived or modified except in writing, or (y) certain determinations made by one party shall have conclusive effect, may be limited under certain circumstances. We express no opinion as to any provisions of the Class A Certificates or the Trust Agreement relating to the submission to the

American Airlines, Inc.	3	July 7, 2009
jurisdiction of any court other than the courts of the State of New York sitting in the County of New York and the United States District Court for the Southern District of New York, and we express no opinion as to whether a United States Federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to the Trust Agreement or any of the transactions contemplated thereby.
     We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States of America, as currently in effect, in each case that in our experience are normally applicable to transactions of this type, except that we do not express any opinion concerning aviation laws (including without limitation Title 49 of the U.S. Code, the Cape Town Treaty or any other laws, rules, or regulations of the United States of America or promulgated under the Cape Town Treaty relating to the acquisition, ownership, registration, leasing, financing, mortgaging, use or operation of any aircraft, aircraft engines or any part thereof) or other laws, rules or regulations applicable to the particular nature of the equipment subject to the Trust Agreement or the business conducted by the Company or the Class A Trustee. Our opinions expressed above are limited to the laws of the State of New York governing the enforceability of contracts as such.
     In rendering the opinions set forth above, we have relied upon, and have assumed the correctness of, (a) the opinion dated today and delivered to you of Gary F. Kennedy, Esq., Senior Vice President and General Counsel of the Company, and (b) the opinion dated today and delivered to you of Shipman & Goodwin LLP, special counsel for the Trustee, and we have made no investigation of law or fact as to the matters stated in such opinions. Other than to the extent we specifically express an opinion herein, we have made the same assumptions as set forth in such opinions, and our opinion is subject to all the assumptions, qualifications and limitations as are therein set forth.
     This opinion letter is limited to, and no opinion is implied or may be inferred beyond, the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, changes in law, or other events or developments that hereafter may occur or be brought to our attention and that may alter, affect or modify the opinions expressed herein.
     We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on July 7, 2009 and incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Validity of the Class A Certificates” in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ Debevoise & Plimpton LLP